Contacts:
Media	Investor Relations
Robert C. Ferris	Elena Doom
(973) 455-3388	(973) 455-2222
rob.ferris@honeywell.com	elena.doom@honeywell.com

HONEYWELL REPORTS THIRD QUARTER SALES OF $7.7 BILLION
AND EARNINGS OF $0.80 PER SHARE

•	Stronger Than Expected Earnings – Sales On Track, Positive Cost Actions
•	Cash Flow From Operations $2.6B YTD; Free Cash Flow $2.3B YTD, Up 14%
•	Full-Year EPS Guidance ~$2.85, Raising Free Cash Flow To ~$3.0 Billion

     MORRIS TOWNSHIP, N.J., October 23, 2009 – Honeywell (NYSE: HON) today announced third quarter 2009 sales of $7.7 billion, in line with expectations, versus $9.3 billion in the third quarter last year. Earnings were $0.80 per share compared to $0.97 per share in the third quarter of 2008. Third quarter 2009 EPS included the positive impact of lower than expected tax expense in the quarter of approximately $0.04, which the company expects to be offset on a full-year basis by a higher income tax rate in the fourth quarter of 2009. Cash flow from operations was $1,148 million versus $769 million last year, and free cash flow (cash flow from operations less capital expenditures) was $1,022 million versus $556 million in the third quarter of 2008.

     “Honeywell is positioning its businesses for long-term growth by continuing to invest in new products and services, geographic expansion, and key process initiatives,” said Honeywell Chairman and Chief Executive Officer Dave Cote. “We executed well in the third quarter with sales on track and better than expected earnings and free cash flow performance. We’re particularly pleased with our free cash flow performance year-to-date, which reflects our strong operating disciplines and working capital controls. These results reflect the impact of the growth investments and productivity actions we have taken in the midst of tough market conditions.”

      “Our employees have responded remarkably in support of both our growth initiatives and productivity actions,” continued Cote. “Their contributions have enabled us to meet our performance objectives despite ongoing volume headwinds. By preserving our industrial base and continuing to build a robust pipeline of differentiated technologies and new products for the global marketplace, we’re confident Honeywell will emerge from this period a much stronger company, ready to grow and build on our great positions in good industries.”

     Honeywell forecasts 2009 sales of approximately $31 billion, earnings per share of $2.85 and free cash flow of $3 billion.

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Q3 Results - 2

Segment Highlights

Aerospace

  Sales were down 16% compared with the third quarter of 2008, resulting from lower volumes in Commercial Aerospace, partially offset by higher sales of original equipment for military platforms, logistics services and advanced aircraft modifications, and upgrades.

  Segment profit was down 12%, primarily due to volume declines, however segment margin increased 80 bps to 17.4% driven by cost savings initiatives and benefits from prior repositioning actions.

  Honeywell SmartPath™ Precision Landing System received FAA System Design Approval, making it the first ground-based augmentation system (GBAS) to receive this distinction. SmartPath provides differential Global Positioning System (GPS) corrections to replace or supplement older landing system technology such as Instrument Landing System (ILS), enabling more precision, more flight path flexibility, and more airport throughput.

  Honeywell signed a $77 million contract with AWAS, one of the world’s leading aircraft leasing companies, to provide safety and navigational avionics and its fuel-efficient Auxiliary Power Unit (APU). The advanced avionics include IntuVue™, Honeywell’s 3-D weather radar that allows pilots to better see and avoid weather, wind shear and turbulence, ensuring a safer and more comfortable ride for passengers, as well as cost savings for the airlines.

  Honeywell won a $185 million contract with the United Kingdom’s Ministry of Defense to provide T55-L-714A engines and spares to retrofit their fleet of Chinook helicopters. The T55-L-714A engine increases power by 17%, increases maintenance intervals andreduces fuel consumption by nearly 5%.

Automation and Control Solutions

  Sales were down 14%, compared with the third quarter of 2008, resulting from slower economic growth and the unfavorable impact of foreign exchange, partially offset by continued growth in emerging regions, new product introductions, and the net favorable impact from acquisitions and divestitures.

  Segment profit was flat due to lower sales, while segment margin increased 180 bps to 13.5% driven by cost savings initiatives and benefits from prior repositioning actions.

  Building Solutions completed one of the largest solar projects for the Army at Fort Dix, N.J., part of an energy savings performance contract (ESPC) valued at $17.6 million. The ESPC will decrease energy consumption at the post by almost 10% annually.

  Building Solutions signed a $33.6 million, 20-year energy efficiency and facility renewal program with the Minneapolis Public Housing Authority (MPHA). The program will help MPHA improve its infrastructure and reduce energy consumption, saving more than $3.7 million in utility costs per year. The program, which will impact more than 40 high-rise buildings and 700 single-family residences across the city, is one of the largest projects of its kind.

  Process Solutions was selected to automate Flambeau River Biofuels, the largest green diesel plant in the United States. Honeywell will provide the Park Falls, Wisconsin plant with a fully-integrated system to help produce 18 million gallons of green diesel annually from wood waste and forest residue.

  Honeywell Life Safety received a $3.5 million order from Y-12 National Security Complex in Oak Ridge, Tennessee, a U.S. Department of Energy facility, for respiratory protection products.

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Q3 Results - 3

Transportation Systems

  Sales were down 24% compared with the third quarter of 2008 due to lower volumes primarily driven by lower sales to global automotive OE customers and the negative impact of foreign exchange, partially offset by new platform launches with automotive OE customers and share gains in the automotive aftermarket retail channel.

  Segment profit was down 39% and segment margin decreased 170 bps to 7.1% due to lower sales volumes partially offset by cost savings initiatives and benefits from prior restructuring actions.

  Turbo Technologies was awarded contracts estimated at more than $370 million in revenue over the life of these programs. The contracts, which include critical platform wins with key customers in Europe, Asia, and the U.S. on both gasoline and diesel passenger and commercial vehicle applications, are expected to begin in 2011. Independent analysts expect turbo penetration to grow from 24% of all light vehicles today to around 70% by 2020, and predict rapid turbo adoption in the U.S. reaching close to 25% of the total light vehicle sales in the next five years.

  Honeywell launched its gasoline turbocharging technology on BMW’s new ActiveHybrid engine intended for its 7-series and X6 vehicles. This 4.4L, V8 engine combines a hybrid transmission with an advanced gasoline turbocharged engine to deliver 407 hp and provide best-in-class fuel consumption and emissions in this vehicle category.

Specialty Materials

  Sales were down 23% compared with the third quarter of 2008, resulting from lower volumes and the unfavorable impact of pass through raw material price declines at our Resins and Chemicals business, partially offset by higher petrochemical catalyst sales and traction on green initiatives at UOP.

  Segment profit was down 2%, primarily due to volume declines, however segment margin increased 330 bps to 15.2% due to the positive impact of lower material costs and cost savings initiatives.

  UOP announced that its green jet fuel process technology will be used to produce nearly 600,000 gallons of green jet fuel, made from sustainable, non-food feedstocks including animal fats, algae, and camelina, for the U.S. Navy and Air Force. This is part of a joint program for the U.S. Defense Energy Support Center for alternative fuels testing and certification.

  Electronic Materials announced the launch of SOLARC, a new anti-reflective coating that improves the efficiency and power output of photovoltaic panels. This new product uses materials originally developed for semiconductor manufacturing to improve the light transmittance through the glass that covers photovoltaic panels.

      Honeywell will discuss its results during its investor conference call today starting at 8:00 a.m. EDT. To participate, please dial (719) 457-2683 a few minutes before the 8:00 a.m. start. Please mention to the operator that you are dialing in for Honeywell's investor conference call. The live webcast of the investor call will be available through the “Investor Relations” section of the company's Website (http://www.honeywell.com/investor). Investors can access a replay of the webcast starting at 11:00 a.m. EDT, October 23, until midnight EDT, October 30, by dialing (719) 457-0820. The access code is 4845565.

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Q3 Results - 4

Honeywell (www.honeywell.com) is a Fortune 100 diversified technology and manufacturing leader, serving customers worldwide with aerospace products and services; control technologies for buildings, homes, and industry; automotive products; turbochargers; and specialty materials. Based in Morris Township, N.J., Honeywell’s shares are traded on the New York, London, and Chicago Stock Exchanges. For more news and information on Honeywell, please visit www.honeywellnow.com.

This release contains certain statements that may be deemed “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, that address activities, events or developments that we or our management intends, expects, projects, believes or anticipates will or may occur in the future are forward-looking statements. Such statements are based upon certain assumptions and assessments made by our management in light of their experience and their perception of historical trends, current economic and industry conditions, expected future developments and other factors they believe to be appropriate. The forward-looking statements included in this release are also subject to a number of material risks and uncertainties, including but not limited to economic, competitive, governmental, and technological factors affecting our operations, markets, products, services and prices. Such forward-looking statements are not guarantees of future performance, and actual results, developments and business decisions may differ from those envisaged by such forward-looking statements.

# # #

Q3 Results - 5

Consolidated Statement of Operations (Unaudited)
(In millions except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008

Product sales	$5,947	$7,375	$17,569	$22,363
Service sales	1,753	1,900	5,267	5,481
Net sales	7,700	9,275	22,836	27,844
Costs, expenses and other
Cost of products sold (A)	4,657	6,153	13,781	17,749
Cost of services sold (A)	1,140	1,323	3,454	3,722
	5,797	7,476	17,235	21,471
Selling, general and administrative expenses (A)	1,034	1,309	3,270	3,854
Other (income) expense	(39)	(660)	14	(730)
Interest and other financial charges	110	112	350	342
	6,902	8,237	20,869	24,937
Income before taxes	798	1,038	1,967	2,907
Tax expense	179	315	489	808
Net income	619	723	1,478	2,099
Less: Net income attributable to the noncontrolling interest	11	4	23	14
Net income attributable to Honeywell	$608	$719	$1,455	$2,085

Earnings per share of common stock - basic	$0.80	$0.98	$1.94	$2.82

Earnings per share of common stock - assuming dilution	$0.80	$0.97	$1.94	$2.79

Weighted average number of shares outstanding-basic	761	731	749	739

Weighted average number of shares outstanding -
assuming dilution	764	738	751	748

(A) Cost of products and services sold and selling, general and administrative expenses include amounts for repositioning and other charges, pension and other post-retirement expense, and stock compensation expense.

Q3 Results - 6

Segment Data (Unaudited)
(Dollars in millions)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Net Sales	2009	2008	2009	2008
Aerospace	$2,622	$3,110	$8,100	$9,421
Automation and Control Solutions	3,188	3,688	9,202	10,484
Specialty Materials	1,015	1,321	3,117	4,180
Transportation Systems	875	1,156	2,417	3,759
Corporate	-	-	-	-
Total	$7,700	$9,275	$22,836	$27,844

Reconciliation of Segment Profit to Income Before Taxes

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Segment Profit	2009	2008	2009	2008
Aerospace	$455	$516	$1,397	$1,681
Automation and Control Solutions	431	430	1,088	1,148
Specialty Materials	155	158	430	609
Transportation Systems	62	102	84	400
Corporate	(43)	(48)	(133)	(153)
Total Segment Profit	1,060	1,158	2,866	3,685
Other income/ (expense) (A)	31	633	(37)	681
Interest and other financial charges	(110)	(112)	(350)	(342)
Stock compensation expense (B)	(18)	(31)	(95)	(107)
Pension and other postretirement expense (B)	(51)	(36)	(48)	(89)
Repositioning and other charges (B)	(114)	(574)	(369)	(921)
Income before taxes	$798	$1,038	$1,967	$2,907

(A)	Equity income/(loss) of affiliated companies is included in Segment Profit

(B)	Amounts included in cost of products and services sold and selling, general and administrative expenses.

Q3 Results - 7

Honeywell International Inc.
Consolidated Balance Sheet (Unaudited)
(Dollars in millions)

	September 30,	December 31,
	2009	2008

ASSETS
Current assets:
Cash and cash equivalents	$2,604	$2,065
Accounts, notes and other receivables	6,464	6,129
Inventories	3,576	3,848
Deferred income taxes	900	922
Other current assets	342	299
Total current assets	13,886	13,263

Investments and long-term receivables	471	670
Property, plant and equipment - net	4,828	4,934
Goodwill	10,520	10,185
Other intangible assets - net	2,265	2,267
Insurance recoveries for asbestos related liabilities	1,045	1,029
Deferred income taxes	1,698	2,135
Other assets	1,060	1,007
Total assets	$35,773	$35,490

LIABILITIES AND SHAREOWNERS' EQUITY
Current liabilities:
Accounts payable	$3,201	$3,773
Short-term borrowings	253	56
Commercial paper	696	1,431
Current maturities of long-term debt	1,019	1,023
Accrued liabilities	5,865	6,006
Total current liabilities	11,034	12,289

Long-term debt	6,256	5,865
Deferred income taxes	730	698
Postretirement benefit obligations other than pensions	1,554	1,799
Asbestos related liabilities	1,559	1,538
Other liabilities	5,045	6,032
Shareowners' equity	9,595	7,269
Total liabilities and shareowners' equity	$35,773	$35,490

Q3 Results - 8

Honeywell International Inc.
Consolidated Statement of Cash Flows (Unaudited)
(Dollars in millions)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Cash flows from operating activities:
Net income attributable to Honeywell	$608	$719	$1,455	$2,085
Adjustments to reconcile net income to net cash provided
by operating activities:
Depreciation and amortization	242	247	711	693
Gain on sale of non-strategic businesses and assets	(15)	(623)	(15)	(635)
Repositioning and other charges	114	574	369	921
Net payments for repositioning and other charges	(153)	(97)	(447)	(237)
Pension and other postretirement expense	51	36	48	89
Pension and other postretirement benefit payments	(48)	(50)	(144)	(153)
Stock compensation expense	18	31	95	107
Deferred income taxes	87	5	432	248
Excess tax benefits from share based payment arrangements	-	(2)	-	(21)
Other	(12)	(61)	274	28
Changes in assets and liabilities, net of the effects of
acquisitions and divestitures:
Accounts, notes and other receivables	(140)	155	202	(465)
Inventories	96	(49)	350	(393)
Other current assets	(57)	16	(49)	(4)
Accounts payable	36	(76)	(605)	210
Accrued liabilities	321	(56)	(61)	59
Net cash provided by operating activities	1,148	769	2,615	2,532

Cash flows from investing activities:
Expenditures for property, plant and equipment	(126)	(213)	(352)	(552)
Proceeds from disposals of property, plant and equipment	4	2	21	52
Decrease in investments	-	-	1	14
Increase in investments	-	(4)	-	(4)
Cash paid for acquisitions, net of cash acquired	(440)	(800)	(468)	(2,108)
Proceeds from sales of businesses, net of fees paid	1	921	1	921
Other	(5)	-	(53)	7
Net cash used for investing activities	(566)	(94)	(850)	(1,670)

Cash flows from financing activities:
Net increase/(decrease) in commercial paper	298	689	(735)	459
Net (decrease)/increase in short-term borrowings	(120)	1	(313)	22
Proceeds from issuance of common stock	11	16	20	142
Proceeds from issuance of long-term debt	-	-	1,488	1,487
Payments of long-term debt	(611)	-	(1,104)	(425)
Excess tax benefits from share based payment arrangements	-	2	-	21
Repurchases of common stock	-	(1,018)	-	(1,459)
Cash dividends paid on common stock	(232)	(201)	(684)	(610)
Net cash used for financing activities	(654)	(511)	(1,328)	(363)

Effect of foreign exchange rate changes on cash and cash equivalents	70	(76)	102	(36)

Net (decrease)/increase in cash and cash equivalents	(2)	88	539	463
Cash and cash equivalents at beginning of period	2,606	2,204	2,065	1,829
Cash and cash equivalents at end of period	$2,604	$2,292	$2,604	$2,292

Q3 Results - 9

Honeywell International Inc.
Reconciliation of Cash Provided by Operating Activities to Free Cash Flow (Unaudited)
(Dollars in millions)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Cash provided by operating activities	$1,148	$769	$2,615	$2,532
Expenditures for property, plant and equipment	(126)	(213)	(352)	(552)
Free cash flow	$1,022	$556	$2,263	$1,980

We define free cash flow as cash provided by operating activities, less cash expenditures for property, plant and equipment.

We believe that this metric is useful to investors and management as a measure of cash generated by business operations that will be used to repay scheduled debt maturities and can be used to invest in future growth through new business development activities or acquisitions, and to pay dividends, repurchase stock, or repay debt obligations prior to their maturities. This metric can also be used to evaluate our ability to generate cash flow from business operations and the impact that this cash flow has on our liquidity.